Exhibit 99

RPC, Inc. Reports First Quarter 2016 Financial Results

ATLANTA, April 27, 2016 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2016. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2016 revenues decreased 53.5 percent to $189.1 million compared to $406.3 million in the first quarter of last year. Revenues decreased compared to the prior year due to lower activity levels and pricing for our services. Operating loss for the quarter was $75.1 million compared to operating profit of $6.4 million in the prior year. Net loss for the quarter was $32.5 million or $0.15 loss per share, compared to net income of $7.5 million or $0.04 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $14.1 million compared to EBITDA of $77.9 million in the prior year. 1

Cost of revenues during the first quarter of 2016 was $161.3 million, or 85.3 percent of revenues, compared to $292.4 million, or 72.0 percent of revenues, during the first quarter of last year.  Cost of revenues decreased due to lower costs resulting from lower activity levels, reduced personnel headcount and incentive compensation, and price reductions from suppliers. As a percentage of revenues, cost of revenues increased due to a continued decline in pricing for our services, higher maintenance and repair expenses, and inefficiencies resulting from lower activity levels.

Selling, general and administrative expenses were $43.5 million in the first quarter of 2016 compared to $42.4 million in the first quarter of 2015. These expenses increased due to higher bad debt expense and professional fees. These increases were partially offset by lower total employment costs due to headcount reductions. As a percentage of revenues, these costs increased to 23.0 percent in the first quarter of 2016 compared to 10.4 percent in the first quarter of 2015 primarily due to the increases in bad debt expense and professional fees discussed above as well as the relatively fixed nature of some of these costs during the short term. Depreciation and amortization decreased to $60.6 million during the quarter compared to $66.0 million in the first quarter of the prior year due to lower capital expenditures during the previous four quarters.

Interest expense during the first quarter of 2016 was $325 thousand, a decrease compared to $691 thousand during the first quarter of the prior year. None of the interest expense during the first quarter of 2016 related to borrowings under our syndicated credit facility, since we did not draw on this facility during the quarter. These expenses consisted primarily of fees related to the facility and the amortization of loan costs.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Page 2 First Quarter 2016 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2016 decreased by $79.0 million or 29.5 percent compared to the fourth quarter of 2015. Revenues decreased due primarily to lower activity levels and pricing for our services. Cost of revenues during the first quarter of 2016 decreased by $56.2 million or 25.8 percent due to lower materials and supplies expenses and employment costs. Selling, general and administrative expenses during the first quarter of 2016 increased by $7.0 million or 19.0 percent compared to the fourth quarter of 2015 due to higher bad debt expense and professional fees. RPC’s operating loss increased from $57.4 million in the fourth quarter of 2015 to $75.1 million in the first quarter. Net loss decreased from $37.9 million in the fourth quarter of 2015 to $32.5 million in the first quarter of 2016 due to a discrete income tax benefit in the first quarter of 2016 as discussed below. Loss per share for the first quarter decreased from $0.18 in the fourth quarter of 2015 to $0.15 this quarter.

RPC’s income tax benefit during the first quarter of 2016 included a discrete benefit of $15.7 million, related to the resolution of an open tax issue. In connection with the resolution of this matter, the Company recorded a contingent professional fee of $2.0 million that is reflected in selling, general and administrative expenses.

Management Commentary

“During the first quarter of 2016 we were more deeply impacted by our customers’ unprecedented measures to remain in operation during a prolonged period of low commodity prices,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The oilfield service industry is responding to its customers’ actions with equally extraordinary efforts to remain in operation in anticipation of the eventual industry recovery. We believe that the operating losses and negative cash flows incurred by our customers and peers are preventing many participants from maintaining their equipment fleets and other productive assets, although current low activity levels obscure the impact of this attrition.

“Industry indicators continued to decline during the first quarter, and by several measures, the U.S. domestic rig count fell to its lowest levels on record. The average U.S. domestic rig count during the first quarter of 2016 was 543, a decrease of 61.3 percent compared to the same period in 2015, and a decrease of 27.9 percent compared to the fourth quarter of 2015. The U.S. domestic rig count of 450 recorded during the last week of the quarter was approximately 7.7 percent lower than the previous record set during the second quarter of 1999. The average price of natural gas during the first quarter was $1.96 per Mcf, a 30.5 percent decrease compared to the prior year, and a 5.3 percent decrease compared to the fourth quarter of 2015. During the first quarter of 2016, the spot price of natural gas fell to levels not recorded since the fourth quarter of 1998. The average price of oil during the first quarter was $33.75 per barrel, a 31.1 percent decrease compared to the prior year and a 19.8 percent decrease compared to the fourth quarter of 2015. Unconventional and oil-directed rig counts continued to represent high percentages of total U.S. domestic oil and gas activity.

Page 3 First Quarter 2016 Earnings Release

“We continue to be proud of our strong financial position. At the end of the quarter, our balance sheet showed $108.3 million in cash, and we have been debt-free since the fourth quarter of 2015. We invested $9.6 million in capital expenditures to maintain our equipment during the first quarter, and we continue to project minimal capital expenditures during the remainder of 2016. We recorded higher bad debt expense during the first quarter, and are increasingly vigilant regarding customer creditworthiness during this difficult time. In addition, we are managing working capital closely, and remain dedicated to our practice of maintaining our equipment and remaining in a strong financial condition. In spite of the deepening depressed operating environment, we believe that supply and demand fundamentals will improve. Oilfield service companies which have adopted a long-term view, and have the means to act on that view by maintaining their revenue-producing capacity, will benefit from the eventual industry recovery,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 53.6 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, partially offset by increasing service intensity in our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 51.7 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment. Both Technical and Support Services reported operating losses due to lower revenues, partially offset by cost control efforts undertaken throughout the company.

Page 4 First Quarter 2016 Earnings Release

(in thousands)	Three Months Ended March 31,
	2016	2015

Revenues:
Technical Services	$175,472	$378,093
Support Services	13,623	28,177
Total revenues	$189,095	$406,270
Operating (loss) profit:
Technical Services	$(63,264)	$5,862
Support Services	(6,636)	3,907
Corporate expenses	(6,443)	(4,353)
Gain on disposition of assets, net	1,256	958
Total operating (loss) profit	$(75,087)	$6,374
Interest expense	(325)	(691)
Interest income	23	6
Other income, net	342	5,585

(Loss) Income before income taxes	$(75,047)	$11,274

RPC, Inc. will hold a conference call today, April 27, 2016 at 9:00 a.m. ET to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 359-3627 or (719) 325-2420 and using the access code #3022416. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Page 5 First Quarter 2016 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s expectations regarding capital expenditures during 2016, our commitment to maintaining our equipment and remaining in a strong financial condition, our belief that our industry will recover within a reasonable time period, and our beliefs regarding the companies that will benefit from the eventual recovery. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 6 First Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
REVENUES	$189,095	$268,086	$406,270
COSTS AND EXPENSES:
Cost of revenues	161,256	217,442	292,445
Selling, general and administrative expenses	43,546	36,594	42,433
Depreciation and amortization	60,636	66,153	65,976
(Gain) loss on disposition of assets, net	(1,256)	5,302	(958)
Operating (loss) profit	(75,087)	(57,405)	6,374
Interest expense	(325)	(701)	(691)
Interest income	23	63	6
Other income, net	342	253	5,585
(Loss) income before income taxes	(75,047)	(57,790)	11,274
Income tax (benefit) provision	(42,536)	(19,909)	3,726
NET (LOSS) INCOME	$(32,511)	$(37,881)	$7,548

(LOSS) EARNINGS PER SHARE
Basic	$(0.15)	$(0.18)	$0.04
Diluted	$(0.15)	$(0.18)	$0.04

AVERAGE SHARES OUTSTANDING
Basic	214,111	213,679	213,492
Diluted	214,111	213,679	213,585

Page 7 First Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$108,309	$15,476
Accounts receivable, net	175,554	430,612
Inventories	125,089	153,698
Deferred income taxes	-	8,470
Income taxes receivable	41,294	14,512
Prepaid expenses	7,384	8,507
Other current assets	5,832	2,958
Total current assets	463,462	634,233
Property, plant and equipment, net	635,307	857,632
Goodwill	32,150	32,150
Other assets	24,277	25,965
Total assets	$1,155,196	$1,549,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$45,884	$91,349
Accrued payroll and related expenses	16,077	27,625
Accrued insurance expenses	4,964	6,494
Accrued state, local and other taxes	3,978	5,980
Income taxes payable	8,704	1,727
Other accrued expenses	2,294	384
Total current liabilities	81,901	133,559
Long-term accrued insurance expenses	10,249	10,868
Notes payable to banks	-	155,600
Long-term pension liabilities	32,077	34,561
Other long-term liabilities	3,377	15,523
Deferred income taxes	107,769	137,774
Total liabilities	235,373	487,885
Common stock	21,761	21,707
Capital in excess of par value	-	-
Retained earnings	915,221	1,059,105
Accumulated other comprehensive loss	(17,159)	(18,717)
Total stockholders' equity	919,823	1,062,095
Total liabilities and stockholders' equity	$1,155,196	$1,549,980

Page 8 First Quarter 2016 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended
(in thousands except per share data)	March 31, 2016	December 31, 2015	March 31, 2015

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(32,511)	$(37,881)	$7,548
Add:
Income tax (benefit) provision	(42,536)	(19,909)	3,726
Interest expense	325	701	691
Depreciation and amortization	60,636	66,153	65,976
Less:
Interest income	23	63	6
EBITDA	$(14,109)	$9,001	$77,935

EBITDA PER SHARE
Basic	$(0.07)	$0.04	$0.37
Diluted	$(0.07)	$0.04	$0.36